LETTER OF TRANSMITTAL

Regarding Shares of Carlyle AlpInvest Private Markets Fund Tendered Pursuant to the Offer to Repurchase

Dated July 31, 2026

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ON AUGUST 28, 2026, AND EXCEPT AS SET FORTH HEREIN, THIS LETTER OF TRANSMITTAL MUST BE RECEIVED BY SS&C GIDS, INC., BY ELECTRONIC DELIVERY, MAIL OR FAX, BY 11:59 P.M., EASTERN TIME, ON AUGUST 28, 2026, UNLESS THE OFFER IS EXTENDED. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ON AUGUST 28, 2026, AND THIS LETTER OF TRANSMITTAL MUST BE RECEIVED BY SS&C GIDS, INC., BY ELECTRONIC DELIVERY, MAIL OR FAX, BY 11:59 P.M., EASTERN TIME, ON AUGUST 28, 2026, UNLESS THE OFFER IS EXTENDED.

Complete this Letter of Transmittal and follow the Transmittal Instructions included herein.

Dear Shareholder:

The undersigned hereby tenders to Carlyle AlpInvest Private Markets Fund, a closed-end, non-diversified, management investment company organized under the laws of the State of Delaware (the “Fund”), the Class A, Class W, Class I and Class X shares of beneficial interest in the Fund (“Shares”) held by the undersigned, described and specified below, on the terms and conditions set forth in the Offer to Repurchase dated July 31, 2026 (the “Offer to Repurchase”), receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together with the Offer to Repurchase constitute the “Offer”). The Tender and this Letter of Transmittal are subject to all the terms and conditions set forth in the Offer to Repurchase, including, but not limited to, the absolute right of the Fund to reject any and all tenders determined by it, in its sole discretion, not to be in the appropriate form.

The undersigned hereby sells to the Fund the Shares tendered hereby pursuant to the Offer.

The undersigned hereby warrants that the undersigned has full authority to sell the Shares tendered hereby and that the Fund will acquire good title thereto, free and clear of all liens, charges, encumbrances, conditional sales agreements or other obligations relating to the sale thereof, and not subject to any adverse claim, when and to the extent the same are purchased by it. Upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer. The undersigned recognizes that under certain circumstances set forth in the Offer, the Fund may not be required to purchase any of the Shares tendered hereby.

If the undersigned tenders Shares and the Fund purchases those Shares, the undersigned will receive a payment in cash or a non-interest bearing, debt obligation, which may or may not be certificated. The cash payment of the purchase price for the Shares of the undersigned, as described in Section 6 of the Offer to Repurchase, shall be wired to the account of the financial intermediary of the undersigned from which the subscription funds were debited or, for direct investments without a financial intermediary, to the account designated by the undersigned in this Letter of Transmittal.

All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and the obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in Section 5 of the Offer to Repurchase and subject to the proper and timely completion of the “Notice of Withdrawal of Tender” form, this tender is irrevocable.

VALUATION DATE: September 30, 2026

TENDER OFFER EXPIRATION DATE: 11:59 p.m. (Eastern Time), August 28, 2026

PARTS 1, 2, 3, AND 4 MUST BE COMPLETED AND IN GOOD ORDER IN ORDER TO PROCESS YOUR REQUEST

If you invest in the Fund through a financial intermediary through whom you expect to have your tender offer request submitted, please allow for additional processing time as the Letter of Transmittal must ultimately be received by SS&C GIDS Inc., the Fund’s administrator, or other authorized agent of the Fund, no later than 11:59 p.m. (Eastern Time) on the Expiration Date. Each financial intermediary may establish its own specific deadline for receipt of completed repurchase request materials from its clients. Certain financial intermediaries have also agreed to serve as agents of the Fund for purposes of receiving completed repurchase request materials by 11:59 p.m. (Eastern Time) on the Expiration Date. Please contact your financial intermediary as soon as possible to determine the procedures that may apply to you in order to participate in the Offer.

You are responsible for confirming that SS&C GIDS Inc., the Fund’s administrator, or other authorized agent of the Fund, as applicable, has received your Letter of Transmittal by the Tender Offer Expiration Date. The Fund strongly recommends that you confirm receipt of your Letter of Transmittal with SS&C GIDS, Inc. by calling (844) 417-4186, Monday through Friday, except holidays, during normal business hours of 8:00 a.m. to 5:00 p.m. (Central Time), or your financial intermediary. If you fail to confirm receipt of this Letter of Transmittal Letter, there can be no assurance that your tender has been received by the Fund.

PART 1 [   ] NAME (AS IT APPEARS ON YOUR CARLYLE ALPINVEST PRIVATE MARKETS FUND STATEMENT) AND CONTACT INFORMATION

Fund Name:	Carlyle AlpInvest Private Markets Fund

Fund Account #:

Account Name/Registration:

SSN or Tax ID:

PART 2 [   ] REQUESTED TENDER AMOUNT

Please select repurchase type by checking one of the boxes below. If you are requesting a partial repurchase, please provide a number of Shares.

[ ]	Full Repurchase

[ ]	Partial Repurchase of Shares (please only provide a number of Shares, not a dollar amount)

Class A Shares:	Class W Shares:

Class I Shares:	Class X Shares:

PART 3 [   ] PAYMENT

For investors with a financial intermediary: Payments will be directed back to the account at your financial intermediary from which your subscription funds were debited. Contact your financial intermediary if you have any questions.

For direct investors: Payments will be directed to the account designated by the undersigned. Complete the ACH instructions attached hereto and provide directly to SS&C GIDS Inc., the Fund’s administrator.

PART 4 [   ] SIGNATURE(S)

The undersigned Shareholder acknowledges that this request is subject to all the terms and conditions set forth in the Fund’s Prospectus, dated, July 29, 2026, as amended and/or supplemented from time to time, and the Offer to Repurchase dated July 31, 2026 (the “Offer to Repurchase”) and all capitalized terms used herein have the meaning as defined in the Fund’s Prospectus. This request is irrevocable except as described in the Offer to Repurchase. The undersigned represents that the undersigned is the beneficial owner of the Shares in the Fund to which this repurchase request relates, or that the person signing this request is an authorized representative of the tendering Shareholder.

In the case of joint accounts, each joint holder must sign this repurchase request. Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date

ACH Instructions (To be Completed Only by Direct Investors)

Repurchase Offer proceeds should be delivered to the following account (must be in the name of the investor, include copy of voided check):

To:
Bank Name:
Bank Routing #:

Account #:

PLEASE RETURN THIS COMPLETED LETTER OF TRANSMITTAL USING ANY OF THE BELOW OPTIONS:

E-MAIL: AlpInvest.ai@dstsystems.com

PLEASE MAIL OR FAX TO SS&C ALPS RETAIL ALTERNATIVES GROUP AT:

Regular Mail:	Overnight Delivery:

Carlyle AlpInvest c/o SS&C GIDS, Inc. P.O. Box 2193537 Kansas City, Missouri 64121-9537	Carlyle AlpInvest c/o SS&C GIDS, Inc. 801 Pennsylvania Ave., Suite 219537 Kansas City, MO 64105-1307

Attn: SS&C GIDS, Inc.

Fax: (833) 967-4130

For additional information:

Phone: (844) 417-4186